Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACCEL ENTERTAINMENT, INC.

Accel Entertainment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1. This Certificate of Amendment (this “First Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on November 20, 2019 (the “Certificate of Incorporation”).
2. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this First Certificate of Amendment, and the Corporation’s stockholders have duly approved this First Certificate of Amendment.
3. Article V of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Term. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, the Board shall be and is comprised of directors divided into the following classes: the 2025 Class, the 2026 Class and the 2027 Class (each as defined below); provided that such division shall terminate at the 2027 annual meeting of the stockholders of the Corporation. Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, commencing with the 2025 annual meeting of the stockholders of the Corporation, directors of the Corporation other than those in the 2026 Class and 2027 Class (each as defined below) shall be elected for a term of one year, expiring at the succeeding annual meeting of the stockholders of the Corporation. Each director of the Corporation serving in the class elected at the 2025 annual meeting of the stockholders of the Corporation shall serve for a one-year term expiring at the 2026 annual meeting of the stockholders of the Corporation (the “2025 Class”), notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting, each director of the Corporation serving in the class elected at the 2023 annual meeting of the stockholders of the Corporation shall serve for a three-year term expiring at the 2026 annual meeting of the stockholders of the Corporation (the “2026 Class”), and each director of the Corporation serving in the class elected at the 2024 annual meeting of the stockholders of the Corporation shall serve for a three-year term expiring at the 2027 annual meeting of the stockholders of the Corporation (the “2027 Class”), including any person appointed to fill a vacancy or newly created directorship occurring in the 2025 Class, the 2026 Class or the 2027 Class (each of whom shall be deemed to be a member of the class of directors in which the vacancy or newly created directorship occurred) and shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Subject to the provisions of this Amended and Restated Certificate of Incorporation relating to directors elected by the holders of one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of ARTICLE IV or Section 5.5 hereof, (a) commencing with the 2025 annual meeting of the stockholders of the Corporation, all directors of the Corporation other than those in the 2026 Class and the 2027 Class will be elected for a term of one year, (b) commencing with the 2026 annual meeting of the stockholders of the Corporation, all directors of the Corporation other than those in the 2027 Class will be elected for a term of one year and (c) commencing with the 2027 annual meeting of the stockholders of the Corporation, all directors of the Corporation will be elected for a term of one year. In all cases, each director shall serve until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In no case shall a decrease in the number of directors of the Corporation shorten the term of any incumbent director.

Exhibit 3.1

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office (i) for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred (subject to the declassification provisions in Section 5.2 hereof) or (ii) following the termination of the classification of the Board, for a term expiring at the next annual meeting of the stockholders of the Corporation, and, in either case, until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.2, Section 5.5 and Section 7.4(b) hereof and except as otherwise required by this Amended and Restated Certificate, by and among the Corporation and the other parties named therein, each director serving in a class of directors for a term expiring at the third annual meeting of the stockholders of the Corporation following the election of such class may be removed from office at any time for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and all other directors may be removed from office at any time with or without cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in the 2025 Class, the 2026 Class or the 2027 Class created pursuant to this ARTICLE V unless expressly provided by such terms.

Section 5.6 Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.”

4. The foregoing terms and provisions of this First Certificate of Amendment shall be effective as of the date and time of its filing with the Secretary of State.

5. Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

[Signature appears on the following page.]

Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be signed by its duly authorized officer this 6th day of June, 2025.

ACCEL ENTERTAINMENT, INC.

By: /s/ Scott Levin
Name: Scott Levin
Title: Chief Legal Officer and Corporate Secretary